UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 24, 2010

PUBLIC MEDIA WORKS, INC.

A Delaware Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	000-29901	98-0020849
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

8840 Wilshire Blvd.

Beverly Hills, California 90211

(Address of principal executive offices)

(310) 358-3213

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 24, 2010, Public Media Works, Inc. (“we,” “us,” “our” or the “Company”) entered into a share exchange agreement (the “Share Exchange Agreement”) with EntertainmentXpress, Inc., a California corporation (“EntXpress”), and certain shareholders of EntXpress (the “EntXpress Sellers”) which own more than 50% of the outstanding stock of EntXpress. Under the terms of the Share Exchange Agreement, we will acquire EntXpress through an acquisition of all or at least 90% of its outstanding stock. In exchange, we will issue to the EntXpress Sellers, in the aggregate, up to 18,500,000 shares of Company stock (the “Company Shares”).

Upon the closing of the Share Exchange Agreement, the Company would own EntXpress as a subsidiary. The Share Exchange Agreement and the transactions contemplated there under (the “Exchange”) were approved by our three member board of directors, two of which are also shareholders of EntXpress. The Share Exchange Agreement provides that upon the closing of the transaction, all three of the current Company directors will resign, and five new directors to be designated by EntXpress and approved by the Company stockholders shall be appointed to the Company’s board of directors.

The Share Exchange Agreement

Under the terms of the Share Exchange Agreement, the EntXpress Sellers will exchange all of their shares of EntXpress stock for an aggregate of up to 18,500,000 shares of Company common stock to purchase shares of Company common stock. We currently have 5,886,458 shares of common stock outstanding and a commitment to issue an additional 600,000 under our previously announced investor relations agreement. Upon completion of the Share Exchange Agreement the Company will have approximately 24,386,458 outstanding shares of common stock. The closing of the Share Exchange Agreement would result in a change of control of the Company.

The Share Exchange Agreement contains representations and warranties of the Company, EntXpress and the EntXpress Sellers, customary for a transaction of this nature. The parties anticipate the closing will occur on or before April 16, 2010. However, the closing is subject to certain conditions, including the accuracy of all representations and warranties, the performance of all covenants, and the absence of any material adverse events. The Share Exchange Agreement may be terminated by mutual consent of EntXpress and the Company; by either party if the Exchange is not consummated by June 1, 2010; by either party if the Exchange is prohibited by issuance of an order, decree or ruling; or by either party for various other grounds as provided in the Share Exchange Agreement. The Company cannot provide any assurance that the Exchange or any other transactions contemplated by the Share Exchange Agreement will be consummated. The foregoing summary and description of the terms of the transaction contemplated under the Share Exchange Agreement contained herein is qualified in its entirety by reference to the complete agreement, a copy of which is filed as an exhibit to this report and incorporated herein by reference.

The Company

We currently operate in the entertainment industry. Upon the completion of the Share Exchange Agreement, EntXpress would operate as a subsidiary of the Company and the Company intends to continue to operate in the entertainment industry.

Entertainment Express

EntXpress plans to roll out a network of conveniently located, self-service, kiosks which deliver demographically relevant digital media content to consumers. EntXpress’ core media distribution business model comprises the rental and sales of DVDs, games, music, and other items through kiosks located in quick-serve food locations, grocery stores and other high-traffic, public venues. EntXpress plans to offer a fully integrated solution for in-store advertising and kiosks pre-designed to be media filling stations to digital storage devices are features intended to differentiate us in the marketplace. EntXpress was formed in December 2009 and has a limited operating history as of the date of this report.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

In connection with the Exchange, we will at the closing, acquire at least 90% of the outstanding capital stock of EntXpress, in exchange for our issuance to the EntXpress Sellers of the Company Shares. The issuance of the Company Shares to the EntXpress Sellers is intended to be exempt from registration under the Securities Act of 1933 and Regulation D there under. We currently have 5,886,458 shares of common stock outstanding and a commitment to issue an additional 600,000 under our previously announced investor relations agreement. Upon completion of the Share Exchange Agreement, the Company will have approximately 24,386,458 outstanding shares of common stock.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

No.	Description

2.1	Share Exchange Agreement dated as of March 24, 2010 by and among the Company, EntXpress and certain shareholders of EntXpress

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PUBLIC MEDIA WORKS, INC.

Dated: March 24, 2010	By:	/s/ STEVEN J. DAVIS
Steven J. Davis Corporate Secretary

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